Exhibit 99.1

February 24, 2016	Media:	Jim Hughes – 781.751.5404
	Investors:	Ellen A. Taylor – 203.900.6854

Citizens Financial Group Appoints Malcolm Griggs Chief Risk Officer Effective April 1, 2016

Current Chief Credit Officer to Succeed Retiring CRO Nancy Shanik

PROVIDENCE, R.I. – Citizens Financial Group, Inc. (NYSE: CFG) today announced the appointment of Malcolm Griggs as Executive Vice President and Chief Risk Officer effective April 1, 2016. He will serve on the company’s Executive Committee and report to Chairman and CEO Bruce Van Saun. Griggs will succeed CRO Nancy Shanik. Shanik will continue to report to Van Saun to assist in the CRO transition and CCAR submission, and will retire as of May 31, 2016.

Since joining Citizens as CRO in 2010, Shanik has led a company-wide effort to strengthen the company’s risk-management processes in a time of heightened regulatory standards and through significant corporate events including Citizens’ separation from its previous owner, The Royal Bank of Scotland, plc.

“We thank Nancy for all that she has done to strengthen our risk management framework, capabilities and organization, including development of a smooth transition plan for her successor,” Van Saun said. “Nancy’s leadership helped us embed risk management more deeply into our culture, and this has been key to our success in improving our performance as a company. We congratulate Nancy on everything that she has achieved over the course of her career and wish her all the best in retirement.”

Griggs joined Citizens as Chief Credit Officer in December 2014, having previously served as head of business risk and controls for Citigroup’s U.S. commercial and consumer banking businesses. Over the course of 25 years, he also led lending and business risk management at Morgan Stanley Private Bank and served in senior risk-management leadership roles at Bank of America, Wachovia Corp. and Fifth Third Bancorp, where he was Chief Risk Officer from 2003 to 2007.

“Malcolm is a highly experienced risk management professional and we are very pleased to announce his appointment as Nancy’s successor,” Van Saun said. “His background in a myriad of risk and business line roles has prepared him well to provide strong and effective leadership for our risk organization.”

Active in a number of professional and community organizations and a past board chairman for the Risk Management Association, Griggs earned his J.D. and undergraduate degrees from the University of North Carolina at Chapel Hill.

About Citizens Financial Group, Inc.

Citizens Financial Group, Inc. is one of the nation’s oldest and largest financial institutions, with $138.2 billion in assets as of December 31, 2015. Headquartered in Providence, Rhode Island, Citizens offers a broad range of retail and commercial banking products and services to individuals, small businesses, middle-market companies, large corporations and institutions. In Consumer Banking, Citizens helps its retail customers “bank better” with mobile and online banking and the convenience of approximately 3,200 ATMs and approximately 1,200 Citizens Bank branches in 11 states in the New England, Mid-Atlantic and Midwest regions. Citizens also provides mortgage lending, auto lending, student lending and commercial banking services in select markets nationwide. In Commercial Banking, Citizens offers corporate, institutional and not-for-profit clients a full range of wholesale banking products and services including lending and deposits, capital markets, treasury services, foreign exchange and interest hedging, leasing and asset finance, specialty finance and trade finance.

Citizens operates through its subsidiaries Citizens Bank, N.A., and Citizens Bank of Pennsylvania as Citizens Bank, Citizens Commercial Banking and Citizens One. Additional information about Citizens and its full line of products and services can be found at www.citizensbank.com.

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